As filed with the Securities and Exchange Commission on January 20, 2023

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Xponential Fitness, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7991	84-4395129
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17877 Von Karman Ave, Suite 100

Irvine, CA, 92614

(949) 346-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anthony Geisler

Chief Executive Officer

Xponential Fitness, Inc.

17877 Von Karman Ave, Suite 100

Irvine, CA, 92614

(949) 346-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alan F. Denenberg

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, California

(650) 752-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated January 20, 2023

PROSPECTUS
CLASS A COMMON STOCK
20,065,479 SHARES

The selling stockholders identified in this prospectus are offering 20,065,479 shares of Class A common stock, par value $0.0001 per share of Xponential Fitness, Inc. (the “Company,” “we” or “us”). Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “XPOF.” The last reported sale price of our Class A common stock on the NYSE on January 19, 2023 was $25.66 per share. We will not receive any proceeds from this offering. Prior to the consummation of an offering pursuant to this prospectus, the selling stockholders will exchange LLC Units for shares of our Class A common stock to be sold by them in the offering. See “Principal and Selling Stockholders” and “Organizational Structure.”

These securities may be offered and sold by the selling stockholders from time to time in accordance with the provisions set forth under “Plan of Distribution.” The selling stockholders may offer and sell these securities to or through one or more underwriters, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions, or directly to purchasers, on a continuous or delayed basis. The selling stockholders may offer and sell these securities at various times in amounts, at prices and on terms to be determined by market conditions and other factors at the time of such offerings. This prospectus describes the general terms of these securities and the general manner in which the selling stockholders will offer and sell these securities. A prospectus supplement, if needed, will describe the specific manner in which the selling stockholders will offer and sell these securities and also may add, update or change information contained or incorporated by reference in this prospectus. The names of any underwriters and the specific terms of a plan of distribution, if needed, will be stated in the prospectus supplement.

We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders pursuant to this prospectus. However, we will pay certain expenses associated with the sale of securities pursuant to this prospectus, as described in the section titled “Plan of Distribution.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Investing in these securities involves certain risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus, in any applicable prospectus supplement and in our filings with the Securities and Exchange Commission (the “SEC”) that are incorporated herein by reference.

Neither the SEC nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, the selling stockholders named herein may from time to time sell common stock, in one or more offerings up to 20,065,479 shares of Class A common stock. We have provided to you in this prospectus a general description of the common stock they may offer. Each time one or more of the selling stockholders sells securities under this shelf registration, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement or any related free writing prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement that we may provide to you. We and the selling stockholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any prospectus supplement. If anyone provides you with different or additional information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus, any prospectus supplement or any documents incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus or any prospectus supplement, nor any sale made under this prospectus or any prospectus supplement will, under any circumstances, imply that the information in this prospectus or any prospectus supplement is correct as of any date after the date of this prospectus or any such prospectus supplement.

This prospectus contains summaries of certain provisions in some of the documents described herein, but reference is hereby made to the actual documents for complete information. All of the summaries are qualified in

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their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Incorporation by Reference.”

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “company,” “Xponential Fitness,” “Xponential” and similar terms refer to Xponential Fitness, Inc. together with its consolidated subsidiaries, including Xponential Intermediate Holdings, LLC (“Xponential Holdings LLC”) and Xponential Fitness LLC. We are a holding company and we hold substantially all of our assets and conduct substantially all of our business through Xponential Fitness LLC, a subsidiary of Xponential Holdings LLC.

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INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the “Exchange Act”) on or after the date hereof and prior to the termination of any offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report Form 10-K for the year ended December 31, 2021, filed with the SEC on March 7, 2022;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May 13, 2022, August 12, 2022 and November 10, 2022, respectively;

•

information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2022;

•	our Current Reports on Form 8-K filed with the SEC on May 17, 2022, July 21, 2022, January 9, 2023 and January 13, 2023; and

•

the description of our securities contained in our Registration Statement on Form 8-A (File No. 001-40638), filed with the SEC on July 20, 2021, including any amendments or reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to: Xponential Fitness, Inc., 17877 Von Karman Ave, Suite 100, Irvine, CA; Attention: Investor Relations.

We are required to file periodic reports and other information with the SEC. We also maintain an Internet site at www.xponential.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are contained principally in the sections captioned “Risk Factors” in this prospectus and the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our annual report on Form 10-K for the year ended December 31, 2021 (“2021 Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022 (“Quarterly Reports”), which are incorporated by reference in this prospectus. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Such forward-looking statements are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements in this prospectus are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

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ABOUT THE COMPANY

Xponential Fitness, Inc. (“Xponential Fitness”) is the largest global franchisor of boutique fitness brands. Through its mission to make boutique fitness accessible to everyone, Xponential Fitness operates a diversified platform of ten brands spanning across verticals including Pilates, indoor cycling, barre, stretching, rowing, dancing, boxing, running, functional training and yoga. In partnership with its franchisees, Xponential Fitness offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations across 48 U.S. states and Canada, and through master franchise or international expansion agreements in 14 additional countries. Xponential Fitness’ portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand in the United States; StretchLab, a concept offering one-on-one and group stretching services; Row House, the largest franchised indoor rowing brand in the United States; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest franchised yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; STRIDE, a treadmill-based cardio and strength training concept; Rumble, a boxing-inspired full-body workout; and BFT, a functional training and strength-based program.

The foundation of our business is built on strong partnerships with franchisees. Our business model is straightforward: we license our boutique studio operations, share our business processes and branding with franchisees, and in exchange charge royalties and other fees for our services. We are highly focused on providing franchisees with extensive support to help maximize their performance and enhance their return on investment. In turn, this partnership accelerates our growth and increases our profitability as a result of the royalties we generate on franchisees’ sales. We encourage our franchisees to follow a membership-based model, which generates recurring, predictable revenues for both us and our franchisees. We believe our unique combination of a scaled multi-brand offering, resilient franchise model with strong unit economics and integrated platform has enabled us to build our leading market position in the large and growing U.S. boutique fitness industry. We are able to improve our operating leverage as we grow the number of studios operating under our brand umbrellas, given that our existing infrastructure can scale across a larger system with minimal incremental costs.

Organizational Structure

Structure Prior to the Reorganization Transactions

We conduct our business through Xponential Fitness LLC and its subsidiaries. Xponential Fitness LLC is a wholly owned subsidiary of Xponential Holdings LLC. Xponential Fitness, Inc. is a holding company and its sole material asset is a controlling ownership interest in Xponential Fitness LLC through its ownership interest in Xponential Holdings LLC. Xponential Fitness, Inc. was incorporated as a Delaware corporation on January 14, 2020.

The following diagram depicts our organizational structure immediately prior to the Reorganization Transactions and our initial public offering (“IPO”) in July 2021. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.

Prior to the consummation of the Reorganization Transactions, H&W Franchise Intermediate Holdings LLC (“H&W Intermediate”), merged with and into H&W Franchise Holdings LLC (“H&W Franchise Holdings”), which in turn merged with and into Xponential Holdings LLC, which survived the merger and simultaneously amended and restated its limited liability company agreement to among other things, appoint us as managing member and reclassify its outstanding membership interests as non-voting liability company units (the “LLC Units”) (other than the Class A-5 Units held by certain Continuing Pre-IPO LLC Members, which were redeemed in the Class A-5 Unit Redemption (the “Class A-5 Unit Redemption”)) and authorize a class of mirror preferred units (the “Preferred Units”), which Xponential Holdings LLC issued to us in consideration for contribution of the proceeds we received from the issuance of our Series A convertible preferred stock and Series A-1 convertible preferred stock (the “Convertible Preferred”). Xponential Holdings LLC also effected a unit split to optimize the capital structure to facilitate our IPO. We refer to the limited liability company agreement of Xponential Holdings LLC, as the “Amended LLC Agreement.” After these transactions and prior to the consummation of the Reorganization Transactions and the completion of our IPO, all of Xponential Holdings LLC’s outstanding equity interests were owned by the following persons (collectively, the “Pre-IPO LLC Members”):

•	H&W Investco, LP and H&W Investco Blocker II LP, each of which is controlled by Mr. Grabowski, a member of our board of directors;

•	LAG Fit, Inc., which is beneficially owned by Mr. Geisler, our Chief Executive Officer and founder;

•	LCAT Franchise Fitness Holdings, Inc. (“LCAT”), which is an affiliate of Mr. Magliacano, a former member of our board of directors;

•	Rumble Holdings LLC; and

•	Certain other direct or indirect former equity holders in H&W Franchise Holdings.

The Reorganization Transactions

In connection with our IPO, we entered into the following series of transactions, which we collectively refer to as the “Reorganization Transactions.” We refer to the Pre-IPO LLC Members who retained their equity ownership in Xponential Holdings LLC in the form of LLC Units immediately following the consummation of the Reorganization Transactions as “Continuing Pre-IPO LLC Members.” LCAT is not considered a Continuing Pre-IPO LLC Member.

Because we manage and operate the business and control the strategic decisions and day-to-day operations of Xponential Fitness LLC through our ownership of Xponential Holdings LLC and because we also have a substantial financial interest in Xponential Fitness LLC through our ownership of Xponential Holdings LLC, we consolidate the financial results of Xponential Fitness LLC and Xponential Holdings LLC, and a portion of our net income is allocated to the noncontrolling interest to reflect the entitlement of the Continuing Pre-IPO LLC Members to a portion of Xponential Holdings LLC’s net income. In addition, because Xponential Holdings LLC was under the common control of the Continuing Pre-IPO LLC Members before and after the Reorganization Transactions, we are accounting for the Reorganization Transactions as a reorganization of entities under common control and measuring the interests of the Pre-IPO LLC Members in the assets and liabilities of Xponential Holdings LLC at their carrying amounts as of the date of the completion of the consummation of the Reorganization Transactions.

Our amended and restated certificate of incorporation authorizes the issuance of two classes of common stock, Class A common stock and Class B common stock, and undesignated preferred stock. Each share of common stock entitles its holder to one vote per share on all matters submitted to a vote of our stockholders.

Prior to the completion of our IPO, we acquired, directly and indirectly, LLC Units through (i) the contribution of LLC Units by H&W Investco, LP and Lag Fit, Inc. in exchange for Class A common stock (the “IPO Contribution”) and (ii) the “Mergers,” in which Rumble Holdings LLC and H&W Investco Blocker II, LP (the “Blocker Companies”) were contributed by their owners (the “Blocker Shareholders”) to Xponential Fitness, Inc. in exchange for Class A common stock, and, in the case of H&W Investco Blocker II, LP a cash payment (the “H&W Cash Merger Consideration”), after which the Blocker Companies immediately merged with and into Xponential Fitness, Inc.

Concurrently with the completion of our IPO, we issued 200,000 shares of Convertible Preferred to certain affiliates of MSD Partners, L.P. (the “MSD Investors”), a fund within the D.E. Shaw group and a fund managed by Redwood Capital Management, LLC (the “Preferred Investors”) in exchange for $200 million of cash proceeds.

Each Continuing Pre-IPO LLC Member was issued a number of shares of our Class B common stock in an amount equal to the number of vested LLC Units held by such Continuing Pre-IPO LLC Member at the time of our IPO.

Under the Amended LLC Agreement, holders of LLC Units (other than us), including the Continuing Pre-IPO LLC Members, have the right (subject to the terms of the Amended LLC Agreement) to require Xponential Holdings LLC to redeem all or a portion of their LLC Units for, at our election, newly issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume-weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends, reclassifications, and a unit split to optimize the capital structure), provided the cash payment is funded from the net proceeds from a substantially contemporaneous offering of Class A common stock in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request from a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request from a holder of LLC Units, redeem or exchange LLC Units of such holder pursuant to the terms of the Amended LLC Agreement. See “Certain Relationships and Related Party Transactions—Amended LLC Agreement.” Except for transfers to us or to certain permitted transferees pursuant to the Amended LLC Agreement, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

We issued 10,000,000 shares of Class A common stock to the public pursuant to our IPO.

We used all of the net proceeds from our IPO, together with the $200 million in proceeds we received from the sale of Convertible Preferred to (i) acquire newly issued Preferred Units and LLC Units, (ii) purchase all of the shares of LCAT from LCAT shareholders and (iii) pay the H&W Cash Merger Consideration. We acquired an additional $9.0 million of LLC Units from an affiliate of Anthony Geisler, our Chief Executive Officer, when underwriters exercised their option to purchase 904,000 additional shares of Class A common stock in connection with our IPO. After our acquisition of LCAT from the LCAT shareholders, LCAT merged with and into Xponential Fitness, Inc., which resulted in Xponential Fitness Inc. directly owning the LLC Units previously held by LCAT. A portion of the LLC Units acquired by us by reason of the purchase of LCAT were recapitalized into Preferred Units in order to ensure that the total number of Preferred Units held by Xponential Fitness, Inc. equals the total number of shares of Convertible Preferred outstanding.

We entered into a Tax Receivable Agreement (the “TRA”), pursuant to which we are required to make payments to the Continuing Pre-IPO LLC Members, the Blocker Shareholders, and any future party to the TRA (the “TRA parties”) in the aggregate generally equal to 85% of the applicable cash savings that we actually realize as a result of certain favorable tax attributes we acquired from the Blocker Companies in the Mergers or that resulted or may result from the IPO Contribution, the Class A-5 Unit Redemption, future taxable redemptions or exchanges of LLC Units by Continuing Pre-IPO LLC Members and certain payments made under the TRA. We will retain the benefit of the remaining 15% of these tax savings.

Effect of the Reorganization Transactions and the IPO

The Reorganization Transactions created a holding company that facilitates public ownership of, and investment in, the Company and are structured in a tax-efficient manner for the Continuing Pre-IPO LLC Members. The Continuing Pre-IPO LLC Members desire that their investment in the Company maintain its existing tax treatment as a partnership for U.S. federal income tax purposes and, therefore, will continue to hold their ownership interests in Xponential Holdings LLC until such time in the future as they may elect to cause us to redeem or exchange their LLC Units for a corresponding number of shares of our Class A common stock or cash.

The diagram on the following page depicts our current organizational structure. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.

We were appointed as the managing member of Xponential Holdings LLC.

Holding Company Structure and the Tax Receivable Agreement

We are a holding company and our sole material asset is our ownership interests in Xponential Holdings LLC. The number of LLC Units that we own in the aggregate at any time will equal the aggregate number of outstanding shares of our Class A common stock and the number of Preferred Units we own in the aggregate at any time will equal the aggregate number of outstanding shares of Convertible Preferred. The economic interest represented by each LLC Unit that we own corresponds to one share of our Class A common stock, and the total number of vested LLC Units owned by us and the holders of our Class B common stock at any given time equals the sum of the outstanding shares of all classes of our common stock. We will issue additional shares of Class B common stock to our Continuing Pre-IPO LLC Members when unvested LLC Units vest.

We do not intend to list our Class B common stock on any stock exchange.

We acquired certain favorable tax attributes from the Blocker Companies in the Mergers and in connection with of the IPO Contribution and the Class A-5 Unit Redemption. In addition, future taxable redemptions or exchanges by the Continuing Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash, and other transactions described herein are expected to result in favorable tax attributes that will be allocated to us. These tax attributes would not be available to us in the absence of those transactions and are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We entered into a TRA, pursuant to which we are required to pay to the TRA parties in the aggregate 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) certain favorable tax attributes we acquired from the Blocker Companies in the Mergers (including net operating losses and the Blocker Companies’ allocable share of existing tax basis), (ii) increases in our allocable share of existing tax basis and tax basis adjustments that resulted or may result from (x) the IPO Contribution and the Class A-5 Unit Redemption, (y) future taxable redemptions and exchanges of LLC Units by Continuing Pre-IPO LLC Members and (z) certain payments made under the TRA, and (iii) deductions in respect of interest under the TRA.

Payments under the TRA will be based on the tax reporting positions we determine, and the IRS or another tax authority may challenge all or part of the existing tax basis, tax basis increases, NOLs or other tax attributes subject to the TRA, and a court could sustain such challenge. The TRA parties will not reimburse us for any payments previously made if such tax basis, NOLs or other tax benefits are subsequently challenged by a tax authority and are ultimately disallowed, except that any excess payments made to a TRA party will be netted against future payments otherwise to be made to such TRA party under the TRA, if any, after our determination of such excess. As a result, in such circumstances we could make future payments under the TRA that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity. See “Risk Factors—Risks Related to Our Organizational Structure—We will be required to pay the TRA parties for certain tax benefits we may receive, and the amounts we may pay could be significant” in our 2021 Form 10-K incorporated by reference in this prospectus.

Our obligations under the TRA will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the TRA.

Corporate Information

Xponential Fitness LLC was founded in August 2017 and Xponential Fitness, Inc. was incorporated in the State of Delaware on January 14, 2020. Xponential Fitness LLC became a wholly owned subsidiary of Xponential Holdings LLC on February 24, 2020. Our principal executive offices are located at 17877 Von Karman Ave, Suite 100, Irvine, CA, 92614 and our telephone number is (949) 346-3000. Our website is located at www.xponential.com. Our website and the information contained therein or connected thereto, or accessible therefrom, is not incorporated into this prospectus or the registration statement of which it forms a part.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in the applicable prospectus supplement, together with all the other information contained in any applicable prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and other factors described in “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference herein from our 2021 Form 10-K, as supplemented and updated by subsequent Quarterly Reports, that we have filed or will file with the SEC, and other documents which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time in any prospectus supplement and by other reports we file with the SEC in the future, before deciding to invest in our Class A common stock.

The risks described in any prospectus supplement and incorporated by reference herein are not the only ones facing us. The occurrence of any of the risks we have identified or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, results of operations, cash flows and financial condition. In that event, the market price of our Class A common stock could decline, and you could lose all or part of your investment. Please also see the section titled “Special Note Regarding Forward-Looking Statements” in this prospectus.

USE OF PROCEEDS

The selling stockholders will receive all proceeds from the sale of the shares of Class A common stock offered pursuant to this prospectus and any accompanying prospectus supplement. We will not receive any of the proceeds from the sale of our Class A common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation, amended and restated bylaws and certificates of designations of preferred stock, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Under “Description of Capital Stock,” “we,” “us,” “our” and “our company” refer to Xponential Fitness, Inc.

Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.0001 per share, 500,000,000 shares of Class B common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which 200,000 shares have been designated as Series A preferred stock and 200,000 shares have been designated as Series A-1 preferred stock (which together constitute the Convertible Preferred). Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of January 18, 2023, the number of shares of our Class A common stock and Class B common stock outstanding was 28,594,312 and 20,624,447 shares, respectively, and the number of shares of our Convertible Preferred outstanding was 114,660, which are convertible into 7,962,500 shares of our Class A common stock.

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Our Class A common stock will not be subject to further calls or assessments by us. The rights, powers and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Holders of shares of our Class B common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock. Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of our company.

Preferred Stock

Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized share of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the shares of Class A common stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of the NYSE is that the calculation in this latter case treats as outstanding shares of Class A common stock issuable upon redemption or exchange of outstanding LLC Units not held by us). These additional shares of Class A common stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Convertible Preferred

Series A-1 preferred stock

Our Series A-1 preferred stock was issued pursuant to and has the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions, set forth in the Series A-1 certificate of designations. The terms of our Series A-1 preferred stock are substantially identical to the terms of our Series A preferred stock, except that (i) our Series A preferred stock votes together with our Class A common stock on an as-converted basis, but the Series A-1 preferred stock does not vote with the common stock on an as-converted basis and (ii) our Series A preferred stock has certain board designation rights as described below, but our Series A-1 preferred stock does not have such board designation rights. When permitted under relevant antitrust restrictions, shares of our Series A-1 preferred stock are convertible on a one-for-one basis to shares of voting Series A preferred stock at the option of the holder.

Series A preferred stock

Our Series A preferred stock was issued pursuant to and has the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions, set forth in the Series A certificate of designations. Capitalized terms used without definition under this heading “Series A preferred stock” have the meanings given to such terms under our Series A certificate of designations.

Coupons

Holders of our Series A preferred stock are entitled to quarterly coupon payments at the rate per annum of 6.50% of the Fixed Liquidation Preference per share, initially $1,000 per share, of our Series A preferred stock (the “preferential coupon”). In the event we do not pay any preferential coupons in cash, the Fixed Liquidation Preference of the Series A preferred stock shall automatically increase at the PIK Rate of 7.50%, on a compounding basis, on the applicable coupon payment date (the “PIK coupon” and, together with the preferential coupon, the “preferred coupons”). Thereafter, the preferential coupons shall accrue and be payable on such increased Fixed Liquidation Preference and such increased Fixed Liquidation Preference shall be Fixed Liquidation Preference with respect to such Series A preferred stock.

In addition, subject to certain exceptions set forth in the certificate of designations, no dividend or distribution shall be declared or paid on our common stock or any other class or series of Junior Securities, and none of our common stock or any other class or series of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by us, unless, in each case, (x) (1) after giving pro forma effect to any such dividend or distribution, purchase, redemption or other acquisition, our Total Leverage Ratio would not exceed 6.5x on a pro forma basis, (2) our Market Capitalization, minus the amount of such dividend or distribution, purchase, redemption or other acquisition, as of such date equals or exceeds $500.0 million and (3) no event of default under the Convertible Preferred shall have occurred and be continuing, (y) where, if holders of the Series A preferred stock participated in such dividend or distribution on an as-converted basis, such holders would receive an amount that exceeds the amount payable per annum in cash at the preferential coupon rate, such holders of Series A preferred stock participate in such dividend or distribution at an amount equal to such excess, and (z) all accumulated and unpaid preferred coupons (including any PIK coupons) for all preceding coupon periods and the then current coupon period have been and will be paid in full in cash, on all outstanding shares of Series A preferred stock.

Seniority and Liquidation Preference

Our Series A preferred stock, with respect to dividend rights and/or distribution rights upon the liquidation, winding-up or dissolution, as applicable, ranks (i) senior to each class or series of Junior Securities (including our common stock), (ii) on parity with each class or series of Parity Securities, (iii) junior to each class or series of Senior Securities and (iv) junior to our existing and future indebtedness and other liabilities. Our Series A preferred stock has a liquidation preference equal to the greater of (x) the Fixed Liquidation Preference per share of our Series A preferred stock, plus the applicable premium (as described below) and (y) the amount such holder would be entitled to receive on an as-converted to Class A common stock basis if such holder elected to convert its Series A preferred stock, as described below, on the date of such liquidation, winding-up or dissolution, plus an amount equal to accumulated and unpaid dividends on such share, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of debt and other liabilities owed to our creditors and holders of shares of any Senior Securities and before any payment or distribution is made to holders of any Junior Securities, including, without limitation, our common stock.

The “applicable premium” means (i) with respect to a redemption or liquidation occurring on or prior to the fifth anniversary of the initial issuance date of the Convertible Preferred, the sum of (1) all required and unpaid preferential coupons due on the Series A preferred stock payable at the preferential coupon rate from the applicable date of redemption through the date that is five years after the initial issuance date of the Convertible Preferred plus (2) 5.0% of the Fixed Liquidation Preference of the Series A preferred stock being so redeemed and (ii) with respect to a redemption or liquidation occurring after the fifth anniversary of the initial issuance date of the Convertible Preferred, but on or prior to the sixth anniversary of the initial issuance date of the Convertible Preferred, 5.0% of the Fixed Liquidation Preference.

Voting Rights; Consent Rights

Each holder of Series A preferred stock is entitled to the whole number of votes equal to the number of whole shares of Class A common stock into which such holder’s Series A preferred stock would be convertible and shall otherwise have voting rights and consent rights per share equal to the voting rights and consent rights of our Class A common stock to the fullest extent permitted by law. Each holder of Series A preferred stock shall vote as a class with the holders of our Class A common stock as if they were a single class of securities upon any matter submitted to a vote of our stockholders, except those matters required by law or by the terms of the certificate of designations to be submitted to a class vote of the Series A preferred stock, in which case the holders of Series A preferred stock only shall vote as a separate class.

Pursuant to the certificate of designations, we will not, without the affirmative vote or consent of the holders of a majority of the outstanding shares of our Convertible Preferred at the time outstanding and entitled to vote thereon, voting together as a single class (a “holder majority”), among other things: (i) amend our organizational documents so as to authorize or create, or increase the authorized number of, any class or series of Senior Securities or Parity Securities or adversely affect the special rights, preferences or voting powers of the shares of the Convertible Preferred or impose any additional obligations on the holders of the Convertible Preferred; (ii) issue any Parity Securities or Senior Securities; (iii) make any dividends or distributions, purchase, redeem or otherwise acquire any shares of capital stock or any securities convertible into, exercisable for or exchangeable into capital stock, except as permitted under “—Coupons” above, or cause any Spin-Off to occur; (iv) enter into certain transactions with our affiliates; (v) enter into merger or consolidation transactions where either we are not the surviving entity of such transaction or the surviving entity is not organized and existing under the laws of the United States or any state thereof, the District of Columbia or any territory thereof and does not assume the Convertible Preferred; or (vi) so long as the MSD Investors and the initial Preferred Investors continue to hold a specified amount of our Convertible Preferred, incur certain additional indebtedness or sell or dispose of any assets unless, among other things, our Total Leverage Ratio would not exceed 6.5x on a pro forma basis, our Market Capitalization equals or exceeds $500 million on a pro forma basis and no event of default under the Convertible Preferred (other than a default in our obligation to provide information rights) has occurred and is continuing, except for dispositions of assets not exceeding $40.0 million.

In addition, the Series A certificate of designations provides that, if the MSD Investors hold shares of our Series A preferred stock, then for so long as 50% of the shares of Convertible Preferred initially issued to the MSD Investors remains outstanding and held by the MSD Investors (including any shares of Series A preferred stock issued or issuable upon conversion of Series A-1 preferred stock as described below), the MSD Investors will be entitled to elect one director to our board of directors. On January 13, 2023, in connection with the consummation of our repurchase of 85,440 shares of Convertible Preferred, the MSD Investors irrevocably waived their right to elect one director to our board of directors.

Redemption at our Option

At any time after the date that is five years after the initial issue date of the Convertible Preferred until the date that is six years after the initial issue date of the Convertible Preferred, we have the right to redeem all, but not less than all, of the Series A preferred stock at a redemption price in cash equal to the product of (x) the Fixed Liquidation Preference of the Series A preferred stock then outstanding and (y) 105%, plus accumulated and unpaid dividends to, but not including, the date of redemption. At any time after the date that is six years after the initial issue date of the Convertible Preferred, we have the right to redeem all, but not less than all, of the Series A preferred stock at a redemption price in cash equal to the Fixed Liquidation Preference of the Series A preferred stock then outstanding, plus accumulated and unpaid dividends to, but not including, the date of redemption.

Mandatory Redemption

At any time after the date that is eight years after the initial issue date of the Convertible Preferred, upon a Sale of the Company or at any time after the occurrence and continuance of an event of default of the Series A preferred stock, the holders of the Series A preferred stock have the right to require us to redeem all, but not less than all, of the Series A preferred stock then outstanding at a redemption price in cash equal to the greater of (i) the fair market value per share of Series A preferred stock (based on the average volume-weighted average price per share of our Class A Common Stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the mandatory redemption notice), calculated on an as-if converted basis and (ii) the Fixed Liquidation Preference, plus accrued and unpaid dividends to, but not including, the date of redemption; provided that if a Sale of the Company occurs prior to the date that is six years after the initial issue date of the Convertible Preferred, the amount in (ii) above would also include a cash amount equal to the applicable premium.

Optional Conversion

Each holder of shares of Series A preferred stock has the option to convert its Series A preferred stock, in whole or in part at any time, into a number of shares of our Class A common stock equal to the Fixed Liquidation Preference for such shares of Series A preferred stock (plus any accrued and unpaid dividends to, but excluding, such conversion date) divided by the applicable conversion price as of the applicable conversion date.

Mandatory Conversion

If at any time, or from time to time, from and after the second anniversary, but on or prior to the third anniversary, of the initial issue date of the Convertible Preferred, the last reported sale price of our Class A common stock has equaled or exceeded 150% of the applicable conversion price for at least 20 out of any 30 consecutive trading days immediately preceding the mandatory conversion notice date, and certain conditions relating to the liquidity of our Class A commons stock are met, we have the right to require the holders of Series A preferred stock to convert all, or any portion, of the outstanding Series A preferred stock into a number of shares of our Class A common stock equal to the Fixed Liquidation Preference for such shares of Series A preferred stock (plus any accrued and unpaid dividends to, but excluding, such mandatory conversion date) divided by the applicable conversion price as of the applicable mandatory conversion date.

If at any time, or from time to time, after the third anniversary of the initial issue date of the Convertible Preferred, the last reported sale price of our Class A common stock has equaled or exceeded 125% of the applicable conversion price for at least 20 out of any 30 consecutive trading days immediately preceding the mandatory conversion notice date, and certain conditions relating to the liquidity of our Class A commons stock are met, we have the right to effect a mandatory conversion of the outstanding Series A preferred stock into a number of shares of our Class A common stock equal to the Fixed Liquidation Preference for such shares of Series A preferred stock (plus any accrued and unpaid dividends to, but excluding, such mandatory conversion date) divided by the applicable conversion price as of the applicable mandatory conversion date.

In addition, at such time as any transfer, other than to certain permitted transferees, of our Series A preferred stock by a Preferred Investor (or its permitted transferee) occurs, then all shares of the Series A preferred stock transferred by such Preferred Investors (or its permitted transferee) will immediately and automatically upon such transfer convert on a one-for-one basis to shares of our non-voting Series A-1 preferred stock.

Events of Default; Certain Remedies

If any of the following occurs, it will be an event of default under our Series A preferred stock:

•	we fail to pay the mandatory redemption price when due and such breach continues for a period of three days after written notice from the holders of our Series A preferred stock;

•

we fail to issue shares of our Class A common stock upon conversion of our Series A preferred stock and such breach continues for a period of three days after written notice from the holders of our Series A preferred stock;

•

we or any of our affiliates default in the performance or compliance of any term contained in the financing agreement with Wilmington Trust, National Association as administrative agent and collateral agent, and the lenders party thereto (the “Credit Agreement”) or any other indebtedness in excess of $5.0 million, which default results in an acceleration, and such acceleration shall continue unremedied after its applicable grace or cure period;

•

we breach any covenant or other obligation to the holders of our Series A preferred stock contained in the certificate of designations or in any purchase agreement, subscription agreement or other agreement pursuant to which our Series A preferred stock was acquired from us, and such breach continues for a period of 20 days (or, in the case of a breach of our obligation to provide the Preferred Investors with certain information rights, 30 days) after written notice from the holders of our Series A preferred stock; or

•	certain bankruptcy or insolvency events involving us occur.

Upon the occurrence and during the continuation of any event of default under our Series A preferred stock, (i) the preferential coupon rate applicable to our Series A preferred stock shall immediately be increased by 10.00% per annum, and (ii) we will be required, upon the demand of the holders of our Series A preferred stock, to redeem the issued and outstanding shares of our Series A preferred stock at the mandatory redemption price plus the applicable premium (if any) payable in cash.

In addition, with respect to our Series A preferred stock only, if we fail to complete a required mandatory redemption within 30 days of the date required for redemption, and so long as such event of default with respect to such mandatory redemption is continuing, the holder majority will have the right: (i) to immediately appoint one individual to our board of directors, (ii) to, after such event of default has continued for six months, appoint an additional number of individuals to our board of directors such that the holder majority have the right to appoint not less than 25% of the directors to our board of directors and (iii) after such event of default has been continuing for a year, appoint an additional number of individuals to our board of directors such that the holder majority have the right to appoint not less than a majority of the directors to our board of directors.

Preemptive Rights

If we intend to offer to sell newly issued equity or equity-linked securities to third parties, Preferred Investors holding at least 50% of the shares of the Convertible Preferred initially issued to such Preferred Investors on the initial issuance date of the Convertible Preferred will have the right to purchase such securities from us before we may offer them to other parties. Such preemptive rights would not apply, among other things, to issuances of securities by us in an underwritten public offering under the Securities Act of 1933 (the “Securities Act”) or pursuant to a customary marketed Rule 144A offering under the Securities Act (or any successor rule thereto), including any related capped call, call spread or similar derivative security issued in connection therewith.

Information Rights

Each Preferred Investor who owns at least 50% of the Convertible Preferred initially issued to such Preferred Investor (including any shares of Series A preferred stock issued upon conversion of Series A-1 preferred stock) is entitled to certain financial information from us.

Dividends

The Delaware General Corporation Law ( the “DGCL”) permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors and the rights and preferences of the Convertible Preferred under our certificate of designations.

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that annual stockholder meetings be held at a date, time and place, if any, as exclusively selected by our board of directors. Our amended and restated bylaws provide that special stockholder meetings may be called only by or at the direction of our board of directors, the Chairman of our board of directors or Chief Executive Officer. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Transferability, Redemption and Exchange

Under the Amended LLC Agreement, the holders of LLC Units (other than us) have the right (subject to the terms of the Amended LLC Agreement), to require Xponential Holdings LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume-weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends, reclassifications, and unit splits) or the net proceeds from a substantially contemporaneous offering of our Class A common stock in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request from a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request from a holder of LLC Units, redeem or exchange LLC Units of such holder pursuant to the terms of the Amended LLC Agreement.

The Amended LLC Agreement provides that, except for transfers: (i) to us, (ii) to certain permitted transferees, (iii) as a grant of a security interest in, or pledge of, LLC Units to J.P. Morgan Chase & Co. or an affiliated entity or other financial institution approved by us, or (iv) approved by us in writing, subject to certain limitations, the LLC Units may not be sold, transferred or otherwise disposed of. See “Certain Relationships and Related Party Transactions --Amended LLC Agreement” in our definitive proxy statement, filed April 5, 2022.

Other Provisions

Neither our Class A common stock nor our Class B common stock has any preemptive or other subscription rights.

At such time when no LLC Units remain redeemable or exchangeable for shares of our Class A common stock, our Class B common stock will be cancelled.

Corporate Opportunity

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” does not apply to directors, officers, stockholders and affiliates of the Preferred Investors and Snapdragon Capital Partners, an affiliate of Mr. Grabowski, a member of our board of directors.

Certain Certificate of Incorporation, Bylaws and Statutory Provisions

The provisions of our certificate of incorporation and bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include:

Election of directors; no cumulative voting. Our board of directors may consist of between three and seven directors. The exact number of directors will be fixed from time to time by resolution of our board of directors. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting.

Removal of directors; vacancies. Our amended and restated certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of holders of at least two-thirds in voting power of all outstanding shares of common stock of our company entitled to vote thereon, voting together as a single class. Any vacancy occurring on our board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.

Staggered board. Our board of directors is divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors serve until our annual meetings of stockholders in 2025, 2023 and 2024 respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our board of directors.

Limits on written consents. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that holders of our common stock may not act by written consent without a meeting, unless such consent is unanimous.

Special stockholder meetings. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by the Chairman of our board of directors or a majority of our directors. Our amended and restated certificate of incorporation and our amended and restated bylaws specifically deny any power of any other person to call a special meeting.

Amendment of certificate of incorporation. The provisions of our amended and restated certificate of incorporation described under “—Election of directors; no cumulative voting,” “—Removal of directors; vacancies,” “—Staggered board,” “—Limits on written consents,” “—Special stockholder meetings” and the voting thresholds described in this section may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two-thirds in voting power of all outstanding shares of stock of our company entitled to vote thereon, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock is generally be required to amend other provisions of our amended and restated certificate of incorporation.

Amendment of bylaws. Any amendment, alteration, rescission or repeal of certain provisions of our amended and restated bylaws require either (i) the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with, specified provisions of the bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, classification of our board of directors, nomination of directors, special meetings of directors, removal of directors, committees of our board of directors and indemnification of directors and officers, requires the affirmative vote of at least two-thirds of all directors in office at a meeting called for that purpose; or (ii) the affirmative vote of the holders of two-thirds of the voting power of our outstanding shares of voting stock, voting together as a single class.

Authorized but unissued shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the NYSE. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Preferred Stock” above.

Business combinations with interested stockholders. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL.

Exclusive forum. Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware is the sole and exclusive forum for certain types of actions or proceedings under Delaware statutory or common law. However, this exclusive forum provision does not apply to claims arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Directors’ Liability; Indemnification of Directors and Officers

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DCGL and provides that we will provide them with customary indemnification. We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

Securities Exchange

Our Class A common stock is listed on the NYSE under the symbol “XPOF.”

SELLING STOCKHOLDERS

This prospectus relates to the sale by the selling stockholders from time to time of up to 20,065,479 shares of Class A common stock. The selling stockholders may from time to time offer and sell any or all of the Class A common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling stockholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the selling stockholders’ interest in Class A common stock in accordance with the terms of the agreements governing the registration rights applicable to such selling stockholder’s shares of Class A common stock.

The following table sets forth information regarding the selling stockholders and the shares beneficially owned by such stockholders as of January 18, 2023.

The numbers of shares of common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power before this offering that are set forth below are based on 28,594,312 shares of Class A common stock and 20,624,447 shares of Class B common stock issued and outstanding as of January 18, 2023 and 7,962,500 shares of our Class A common stock issuable upon the conversion of shares of the Convertible Preferred outstanding as of January 18, 2023. The numbers of shares of common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power after this offering that are set forth below are based on the number of shares of Class A common stock and Class B common stock outstanding immediately after this offering.

In connection with the IPO, we issued each Continuing Pre-IPO LLC Member one share of Class B common stock for each vested LLC Unit such Continuing Pre-IPO LLC Member beneficially owned immediately prior to the completion of the IPO. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request from a Continuing Pre-IPO LLC Member, redeem or exchange LLC Units of such Continuing Pre-IPO LLC Member pursuant to the terms of the Amended LLC Agreement. See “Certain Relationships and Related Party Transactions—Amended LLC Agreement” in our definitive proxy statement, filed April 5, 2022. As a result, the number of shares of Class B common stock set forth in the table below correlates to the number of vested LLC Units each Continuing Pre-IPO LLC Member beneficially owns.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of January 18, 2023. Unless otherwise indicated, the address for each listed stockholder is: c/o Xponential Fitness, Inc., 17877 Von Karman Ave, Suite 100, Irvine, CA 92614. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Class A Common Stock Owned(1)			Class B Common Stock Owned			Class A Common Stock(2)	Combined Voting Power(3)
	Before This Offering	After This Offering		Before This Offering	After This Offering		To Be Sold In This Offering	Before This Offering	After This Offering
Name of Beneficial Owner	Number	Number	%	Number	Number	%	Number	Number	Number	%
Directors and Named Executive Officers:
Anthony Geisler(4)	1,216,375	1,216,375	2.6	8,469,114	7,469,114	77.0	1,000,000	9,685,489	8,685,489	15.2
Mark Grabowski(5)	9,137,460	—	—	9,928,019	—	—	19,065,479	19,065,479	—	—

(1)

Subject to the terms of the Amended LLC Agreement, LLC Units are generally redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis. Shares of Class B common stock will be cancelled on a one-for-one basis if we redeem or exchange LLC Units pursuant to the terms of the Amended LLC Agreement. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged.

(2)

Percentage of Class A common stock to be sold in this offering is based on Class A common stock outstanding as of January 18, 2023. Prior to the consummation of this offering, we will issue to certain selling stockholders 10,928,019 shares of our Class A common stock in exchange for an equivalent number of outstanding LLC Units, all of which will be sold by the selling stockholders in this offering.

(3)

Represents the percentage of voting power of our Class A common stock and Class B common stock held by such person voting together as a single class. Each holder of Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote.

(4)

Consists of: (i) 1,133,045 shares of Class A common stock before the offering and 1,133,045 shares of Class A common stock after the offering held directly by The Anthony Geisler Trust U/A Dated 5/17/2021 and indirectly by Mr. Geisler as trustee of the trust, (ii) 1,029,256 shares of Class B common stock before the offering and 29,256 shares of Class B common stock after the offering held directly by The Anthony Geisler Trust U/A Dated 5/17/2021 and indirectly by Mr. Geisler as trustee of the trust, (iii) 83,330 shares of Class A common stock before the offering and 83,330 shares of Class A common stock after the offering held by LAG Fit, Inc. and (iv) 7,439,858 shares of Class B common stock before the offering and 7,439,858 shares of Class B common stock after the offering held by LAG Fit, Inc. Mr. Geisler has reported sole investment and dispositive power over the shares held by LAG Fit, Inc. The address for LAG Fit, Inc. is 6789 Quail Hill Parkway #408, Irvine, CA 92603.

(5)

Consists of: (i) 6,122 shares of Class A common stock before the offering and no shares of Class A common stock after the offering held directly by Mr. Grabowski, (ii) 9,131,338 shares of Class A common stock before the offering and no shares of Class A common stock after the offering held by H&W Investco II, LP and (iii) 9,928,019 shares of Class B common stock before the offering and no shares of Class B common stock after the offering held by H&W Investco, LP, each of which Mr. Grabowski is the Managing Partner. Mr. Grabowski has reported sole investment and dispositive power over these shares. The address for H&W Investco, LP is 17 Palmer Lane, Riverside, CT 06878.

PLAN OF DISTRIBUTION

The selling stockholders may offer and sell, from time to time, some or all of the shares of Class A common stock covered by this prospectus. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. We will not receive any of the proceeds from the sale of the securities by the selling stockholders.

The selling stockholders may sell the shares of common stock covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, in any manner permitted by the Securities Act, including any one or more of the following ways:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through selling agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the shares of common stock covered by this prospectus is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any option under which underwriters may purchase additional shares of common stock from the selling stockholder(s), any discounts, commissions, concessions and other items constituting compensation from the selling stockholder(s) and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. The selling stockholders may also be deemed to be an underwriter, and any discounts and commissions it receives and any profit it realizes on the sale of the common stock may be deemed to be underwriting commissions under the Securities Act.

Selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with a selling stockholder. Selling stockholders may also sell shares of common stock short and redeliver the securities to close out such short positions. Selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction to the extent required. Selling stockholders may also pledge shares of common stock offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus, as supplemented or amended to reflect such transaction to the extent required.

The selling stockholders may enter into derivative transactions with third parties, or sell shares of common stock to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of common stock pledged by a selling stockholder or borrowed from a selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares of common stock received from such selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase shares of common stock under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or selling stockholders to indemnification by us or selling stockholders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or selling stockholders to payments it may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

Certain underwriters, agents or dealers or their affiliates may have provided from time to time, and may provide in the future, investment, commercial banking, derivatives and financial advisory services to the Company, the selling stockholders and their respective affiliates in the ordinary course of business, for which they have received or may receive customary fees and commissions.

In addition, a selling stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through the registration statement of which this prospectus is a part. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

Some of the shares of common stock covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The financial statements of Xponential Fitness, Inc. incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

20,065,479 Shares

Xponential Fitness, Inc.

Class A Common Stock

PROSPECTUS

            , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses (except any underwriting discounts and commissions and expenses) payable in connection with the offering described in the registration statement. All amounts shown are estimates other than the SEC registration fee and the FINRA filing fee.

Amount to Be Paid
SEC registration fee		$54,793.93
FINRA filing fee		75,083.39
Printing expenses		*
Legal fees and expenses (including Blue Sky fees)		*
Accounting fees and expenses		*
Trustee and transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

* To be provided in one or more prospectus supplements filed hereunder.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s bylaws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The registrant has entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.	Exhibits.

(a) The following exhibits are included or incorporated by reference in this registration statement on Form S-3:

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation of Xponential Fitness, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed on July 22, 2021).

3.2	Amended and Restated Bylaws of Xponential Fitness, Inc. (incorporated by reference to Exhibit 3.4 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on July 16, 2021).

3.3	Certificate of Designations of 6.50% Series A Convertible Preferred Stock of Xponential Fitness, Inc. (incorporated by reference to Exhibit 3.5 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 29, 2021).

3.4	Certificate of Designations of 6.50% Series A-1 Convertible Preferred Stock of Xponential Fitness, Inc. (incorporated by reference to Exhibit 3.6 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 29, 2021).

4.1	Specimen Class A Common Stock Certificate of Xponential Fitness, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed on June 25, 2021).

4.2	Description of Securities (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K filed on March 7, 2022).

5.1^	Opinion of Davis Polk & Wardwell LLP

23.1^	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

23.2^	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, for Xponential Fitness, Inc.

24.1	Power of Attorney (included on signature page).

107^	Filing Fee Table

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with a resale of securities.
^	Filed herewith.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a) (1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by such undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 20th day of January, 2023.

Xponential Fitness, Inc.

By:	/s/ Anthony Geisler
	Name:	Anthony Geisler
	Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony Geisler and John Meloun, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony Geisler	Chief Executive Officer (principal executive officer)	January 20, 2023
Anthony Geisler

/s/ John Meloun	Chief Financial Officer (principal financial officer and principal accounting officer)	January 20, 2023
John Meloun

*	Director	January 20, 2023
Mark Grabowski

*	Director	January 20, 2023
Brenda Morris

*	Director	January 20, 2023
Chelsea Grayson

*	Director	January 20, 2023
Jair Clarke

*By:	/s/ John Meloun
John Meloun
Attorney-in-Fact